EXHIBIT 99.1

AUGUST 7, 2006

MINUTES OF THE BOARD OF DIRECTORS

MINUTES OF THE BOARD OF DIRECTORS

OF THE MADONNA CORPORATION

On August 7, 2006 a meeting of the Board of Directors of the Madonna Corporation, notice being waived, was convened via telephone at 7816 Calla Donna Place, Calgary Alberta.  The following resolution was passed.

RESOLVED: that the President and Secretary instruct the Transfer Agent to rescind a stock dividend of four additional shares for each share held by stockholders of record on July 1, 2006.  The President and Secretary were further instructed to authorize a share dividend of one additional share for each two shares held at the July 1, 2006 record date.

Resolution passed unanimously.

There being no further business the meeting was adjourned.

/s/ Douglas Morrison

     Douglas Morrison, Secretary